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                                                                    EXHIBIT 99.2


                                     EXPERTS


The following disclosures are included herein for the specific purpose of being incorporated by reference into the following registration statements (the "Registration Statements"): Forms S-3 (Registration Nos. 333-05927, 333-22201,333-31858, 333-65472, 333-86432, 333-99161, 333-108759 and 333-115511)
and S-8 (Registration Nos. 333-75957, 333-90933, 333-49194 and 333-99163).


"The financial statements as of December 31, 2003 and 2002 and for each of the two years in the period ended December 31, 2003 incorporated in the Registration Statement by reference to the Annual Report on Form 10-K of The Med-Design Corporation for the year ended December 31, 2004 have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting."